Smart Sand, Inc. Announces Fourth Quarter 2022 and Full Year 2022 Results
•4Q 2022 and full year 2022 revenue of $73.8 million and $255.7 million, respectively.
•4Q 2022 and full year 2022 total tons sold of approximately 1,175,000 and 4,333,000, respectively.
•4Q 2022 and full year 2022 net cash provided by operating activities of $5.6 million and $5.4 million, respectively.
•4Q 2022 and full year 2022 free cash flow of $2.4 million and $(13.9) million, respectively.

SPRING, Texas, February 28, 2023 – Smart Sand, Inc. (NASDAQ: SND) (the “Company” or “Smart Sand”), a fully integrated frac and industrial sand supply and services company, a low-cost producer of high quality Northern White raw frac sand, a provider of high quality industrial product solutions and efficient proppant logistics solutions through both its in-basin transloading terminals and SmartSystemsTM products and services, today announced results for the fourth quarter and full year ended December 31, 2022.
“Smart Sand delivered strong fourth quarter and full year 2022 results,” stated Charles Young, Smart Sand’s Chief Executive Officer. “Market activity was strong in the fourth quarter and is carrying on into the first quarter of 2023. The quality of our Northern White Sand coupled with our cost effective, efficient and sustainable logistics capabilities is allowing us to increase our market presence in the key operating basins we serve in the Eastern and Western United States. We are moving forward with the opening of our Blair, Wisconsin mine and processing plant and expect it to be online in the second quarter of 2023. This will allow Smart Sand to offer our quality sand and superior logistics services to the Canadian market. We are excited about the opportunity to begin competing in this important Northern White Sand market. We experienced increased sales and higher utilization of our SmartSystems fleet in 2022 and we expect the utilization of our fleet to continue to increase in 2023. Our industrial sand business continues to grow as well. Overall, Smart Sand delivered solid financial and operating results in 2022. We are focused on continuing to drive value for our shareholders in 2023.”

Full Year 2022 Highlights

Revenues were $255.7 million for the full year 2022, compared to $126.6 million for the full year of 2021, an increase of 102% year-over-year. The increase in revenues over 2021 results was due to higher sales volumes and higher pricing in 2022. Sand sales revenue in 2022 was $243.2 million compared to $117.4 million in 2021, an increase of 107% year-over-year, as a result of increased sand sales volumes and higher prices primarily driven by increased market activity in the operating basins the Company serves.
Total tons sold were 4,333,000 for the full year 2022, compared to full year 2021 total tons sold of 3,189,000, an increase of 36% year-over-year. Sales volumes improved early in 2022 and remained strong throughout the year.
Net loss was $(0.7) million, or $(0.02) per basic and diluted share, for the full year 2022, compared with net loss of $(50.7) million, or $(1.21) per basic and diluted share, for the full year 2021. The decrease in net loss is primarily attributable to an increase in total volumes sold and higher average sales prices for our sand in addition to non-cash bad debt expense recorded in the prior year against the residual balance of accounts receivables that were previously the subject of litigation. Net cash provided by operating activities was $5.4 million for the year ended December 31, 2022, which included a net loss of $(0.7) million, offset by non-cash items of $26.3 million and $(20.2) million in changes in operating assets and liabilities. The net cash provided by operating activities in 2021 was $32.4 million, which included a $35.0 million cash receipt related to the settlement of the U.S. Well litigation.
Contribution margin was $54.6 million, or $12.61 per ton sold, for the full year 2022 compared to $10.5 million, or $3.30 per ton sold, for the full year 2021. The increase in contribution margin was primarily due to increase in pricing and higher overall volumes in the current period.

Adjusted EBITDA was $29.3 million for the full year 2022 compared to Adjusted EBITDA of $(30.5) million for the full year 2021.  The increase in Adjusted EBITDA for the year ended December 31, 2022, as compared to the prior year, was primarily due to a decrease in net loss for year ended December 31, 2022 as a result of higher sales volumes and higher average selling prices of our sand.

Fourth Quarter 2022 Highlights
Revenues were $73.8 million in the fourth quarter of 2022, compared to third quarter of 2022 revenues of $71.6 million. Fourth quarter 2022 revenues increased by 110% compared to fourth quarter 2021 revenues of $35.1 million. The Company had lower shortfall revenues in the fourth quarter of 2022, compared to the third quarter of 2022, but this was offset by higher sand sales revenue in the fourth quarter of 2022. The increase in revenue in the fourth quarter of 2022, compared to the fourth quarter of 2021, was primarily due to higher volumes sold at higher average selling prices.
Overall tons sold were 1,175,000 for the fourth quarter, a 6% increase over 1,110,000 tons for the third quarter of 2022. Tons sold in the fourth quarter of 2022 increased by 35% compared to tons sold in the fourth quarter of 2021 of 872,000. Sales volumes were substantially higher in the fourth quarter 2022, compared to the fourth quarter 2021, due primarily to increased oil and natural gas drilling activity in 2022 driven primarily by higher prices in oil and natural gas.
For the fourth quarter of 2022, the Company had net income of $2.6 million, or $0.06 per basic and diluted share, compared to net income of $2.7 million, or $0.06 per basic and diluted share, for the third quarter of 2022. Net income for the fourth quarter of 2022 was stable compared to the third quarter of 2022. Net income of $2.6 million for the fourth quarter of 2022 represented a significant increase year-over-year compared to a net loss of $(12.2) million, or $(0.29) per basic share and diluted share, for the fourth quarter 2021. The increase in net income year-over-year was driven by higher sales volumes, higher average sales prices for our sand, and higher utilization of our SmartSystems fleet.
Contribution margin was $17.4 million, or $14.77 per ton sold, for the fourth quarter of 2022 compared to $17.8 million, or $16.01 per ton sold, for the third quarter of 2022 and $1.9 million, or $2.18 per ton sold, for the fourth quarter of 2021. The increase in contribution margin for the fourth quarter of 2022 as compared to the fourth quarter of 2021 was primarily due to higher sales volumes and higher average sales prices in the fourth quarter of 2022.
Adjusted EBITDA was $10.7 million for the fourth quarter of 2022, compared to $11.3 million for the third quarter 2022 and $(4.5) million for the fourth quarter of 2021. Lower Adjusted EBITDA in the fourth quarter of 2022, compared to the third quarter or 2022, was primarily due to lower shortfall revenue in the quarter. Fourth quarter 2022 Adjusted EBITDA improved, compared to the fourth quarter 2021 results, due to higher sales volumes, and higher average sales prices.

Capital and Liquidity

For the full year 2022, we had negative free cash flow of $13.9 million, generating $5.4 million in cash flow from operations while spending $12.7 million on capital expenditures and $6.5 million on the acquisition of the Blair, Wisconsin mine and processing facility. For the fourth quarter of 2022, we had $2.4 million in free cash flow, generating $5.6 million in cash flow from operations and spending of $3.2 million on capital expenditures. As of December 31, 2022, we had cash on hand of $5.5 million and $19.0 million in undrawn availability on our existing credit facility.

Conference Call
Smart Sand will host a conference call and live webcast for analysts and investors on March 1, 2023 at 10:00 a.m. Eastern Time to discuss the Company’s fourth quarter and full year 2022 financial results. Investors are invited to listen to a live audio webcast of the conference call, which will be accessible by visiting the “Investors” section of the Company’s website at www.smartsand.com. To access the live webcast, please log in 10 minutes prior to the start of the call to register. Once registration is completed, participants will receive a dial-in number along with a personalized PIN. An archived replay of the call will also be available on our website following the call.

Forward-looking Statements
All statements in this news release other than statements of historical facts are forward-looking statements that contain our Company’s current expectations about our future results.  We have attempted to identify any forward-looking statements by using words such as “expect,” “will,” “estimate,” “believe” and other similar expressions.  Although we believe that the expectations reflected and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements.
Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to, fluctuations in product demand, regulatory changes, adverse weather conditions, increased fuel prices, higher transportation costs, access to capital, increased competition, continued effects of the global pandemic, changes in economic or political conditions, and such other factors discussed or referenced in the “Risk Factors” section of our Company’s Form 10-K for the year ended December 31, 2022, to be filed by us with the U.S. Securities and Exchange Commission on February 28, 2023.
You should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

About Smart Sand
We are a fully integrated frac and industrial sand supply and services company, offering complete mine to wellsite proppant and logistic solutions to our frac sand customers, and a broad offering of products for industrial sand customers. We produce low-cost, high quality Northern White sand, which is a premium sand used as a proppant to enhance hydrocarbon recovery rates in the hydraulic fracturing of oil and natural gas wells. Our sand is also a high-quality product used in a variety of industrial applications, including glass, foundry, building products, filtration, geothermal, renewables, ceramics, turf & landscaping, retail, recreation and more. We also offer logistics solutions to our customers through our in-basin transloading terminals and our SmartSystems wellsite storage capabilities. We own and operate premium sand mines and related processing facilities in Wisconsin and Illinois, which have access to four Class I rail lines, allowing us to deliver products substantially anywhere in the United States and Canada. For more information, please visit www.smartsand.com.

Availability of Information on Smart Sand’s Website
We routinely announce material information using U.S. Securities and Exchange Commission filings, press releases, public conference calls and webcasts and the Smart Sand investor relations website. While not all of the information that we post to the Smart Sand investor relations website is of a material nature, some information could be deemed to be material. Accordingly, we encourage investors, the media, and others interested in Smart Sand to review the information that we share at the “Investors” link located at the top of the page on www.smartsand.com.

SMART SAND, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021
	(unaudited)	(unaudited)	(unaudited)
	(in thousands, except per share amounts)
Revenues:
Sand sales revenue	$71,099	$66,663	$34,111
Shortfall revenue	414	2,681	—
Logistics revenue	2,316	2,248	969
Total revenue	73,829	71,592	35,080
Cost of goods sold	62,657	60,163	39,432
Inventory impairment loss	—	—	2,170
Gross profit	11,172	11,429	(6,522)
Operating expenses:
Salaries, benefits and payroll taxes	4,771	3,554	4,108
Depreciation and amortization	598	556	490
Selling, general and administrative	4,147	3,542	3,873
Total operating expenses	9,516	7,652	8,471
Operating income (loss)	1,656	3,777	(14,993)
Other income (expenses):
Interest expense, net	(364)	(411)	(452)
Other income	412	148	316
Total other income (expenses), net	48	(263)	(136)
Income (loss) before income tax benefit	1,704	3,514	(15,129)
Income tax (benefit) expense	(923)	831	(2,896)
Net income (loss)	$2,627	$2,683	$(12,233)

Net income (loss) per common share:
Basic	$0.06	$0.06	$(0.29)
Diluted	$0.06	$0.06	$(0.29)
Weighted-average number of common shares:
Basic	42,833	42,522	41,869
Diluted	42,862	42,524	41,869

SMART SAND, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2022	2021
	(in thousands, except per share amount)
Revenues:
Sand sales revenue	$243,162	$117,402
Shortfall revenue	5,010	4,421
Logistics revenue	7,568	4,825
Total revenue	255,740	126,648
Cost of goods sold	226,149	140,384
Inventory impairment loss	—	2,170
Gross profit	29,591	(15,906)
Operating expenses:
Salaries, benefits and payroll taxes	14,942	11,258
Depreciation and amortization	2,244	1,980
Selling, general and administrative	15,532	14,749
Bad debt expense	1	19,592
Total operating expenses	32,719	47,579
Operating loss	(3,128)	(63,485)
Other (expenses) income:
Interest expense, net	(1,608)	(1,979)
Other income	828	5,773
Total other (expenses) income, net	(780)	3,794
Loss before income tax benefit	(3,908)	(59,691)
Income tax benefit	(3,205)	(9,017)
Net loss	$(703)	$(50,674)
Net loss per common share:
Basic	$(0.02)	$(1.21)
Diluted	$(0.02)	$(1.21)
Weighted-average number of common shares:
Basic	42,408	41,775
Diluted	42,408	41,775

SMART SAND, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2022	2021
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$5,510	$25,588
Accounts receivable	35,746	17,481
Unbilled receivables	79	1,884
Inventory	20,185	15,024
Prepaid expenses and other current assets	6,593	13,886
Total current assets	68,113	73,863
Property, plant and equipment, net	258,843	262,465
Operating lease right-of-use assets	26,075	29,828
Intangible assets, net	6,669	7,461
Other assets	303	402
Total assets	$360,003	$374,019
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$14,435	$8,479
Accrued expenses and other liabilities	13,430	14,073
Current portion of deferred revenue	6,959	9,842
Current portion of long-term debt	6,183	7,127
Current portion of operating lease liabilities	10,910	9,029
Total current liabilities	51,917	48,550
Long-term deferred revenue	—	6,428
Long-term debt	9,807	15,353
Long-term operating lease liabilities	17,642	23,690
Deferred tax liabilities, long-term, net	18,238	22,434
Asset retirement obligation	18,888	16,155
Other non-current liabilities	40	249
Total liabilities	116,532	132,859
Commitments and contingencies
Stockholders’ equity
Common stock	43	42
Treasury stock, at cost	(5,075)	(4,535)
Additional paid-in capital	178,386	174,486
Retained earnings	69,890	70,593
Accumulated other comprehensive income	227	574
Total stockholders’ equity	243,471	241,160
Total liabilities and stockholders’ equity	$360,003	$374,019

SMART SAND, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021
	(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Operating activities:
Net income (loss)	$2,627	$2,683	$(12,233)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and accretion of asset retirement obligation	6,584	6,698	6,371
Impairment loss	—	—	2,170
Amortization of intangible assets	196	198	199
Loss (gain) on disposal of assets	188	(466)	332
Amortization of deferred financing cost	26	26	26
Accretion of debt discount	46	47	43
Deferred income taxes	(1,412)	480	(3,004)
Stock-based compensation	748	808	1,030
Employee stock purchase plan compensation	7	7	10
Changes in assets and liabilities:
Accounts receivable	(4,027)	(3,264)	(1,892)
Unbilled receivables	2,398	6,042	(898)
Inventories	433	(3,744)	(1,813)
Prepaid expenses and other assets	3,452	1,218	2,637
Deferred revenue	(2,946)	(1,823)	(179)
Accounts payable	2,460	(445)	2,944
Accrued expenses and other liabilities	(5,191)	2,315	(848)
Net cash provided (used) by operating activities	5,589	10,780	(5,105)
Investing activities:
Purchases of property, plant and equipment	(3,196)	(4,398)	(4,244)
Proceeds from disposal of assets	75	995	—
Net cash used in investing activities	(3,121)	(3,403)	(4,244)
Financing activities:
Repayments of notes payable	(1,851)	(1,893)	(1,602)
Payments under equipment financing obligations	(28)	(28)	(31)
Proceeds from revolving credit facility	4,000	3,000	—
Repayment of revolving credit facility	(10,000)	—	—
Proceeds from equity issuance	—	27	—
Royalty stock issuance	639	—	—
Purchase of treasury stock	(89)	(210)	(108)
Net cash used in (provided by) financing activities	(7,329)	896	(1,741)
Net increase in cash and cash equivalents	(4,861)	8,273	(11,090)
Cash and cash equivalents at beginning of period	10,371	2,098	36,678
Cash and cash equivalents at end of period	$5,510	$10,371	$25,588

 SMART SAND, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2022	2021
	(audited)	(audited)
	(in thousands)
Operating activities:
Net (loss) income	$(703)	$(50,674)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and accretion of asset retirement obligation	26,488	25,308
Impairment loss	—	2,170
Amortization of intangible assets	792	792
(Gain) loss on disposal of assets	(294)	555
Provision for bad debt	1	19,592
Amortization of deferred financing cost	105	105
Accretion of debt discount	186	183
Deferred income taxes	(4,196)	(10,547)
Stock-based compensation	3,184	3,161
Employee stock purchase plan compensation	25	34
Changes in assets and liabilities:
Accounts receivable	(18,265)	32,899
Unbilled receivables	1,805	(2,011)
Inventories	(5,161)	1,942
Prepaid expenses and other assets	6,524	751
Deferred revenue	(9,311)	5,913
Accounts payable	5,244	4,508
Accrued and other expenses	(1,004)	(2,243)
Net cash provided by operating activities	5,420	32,438
Investing activities:
Acquisition of businesses, net of cash acquired	(6,547)	—
Purchases of property, plant and equipment	(12,731)	(11,220)
Proceeds from disposal of assets	1,070	78
Net cash used in investing activities	(18,208)	(11,142)
Financing activities:
Repayments of notes payable	(7,325)	(6,771)
Payments under equipment financing obligations	(116)	(123)
Proceeds from revolving credit facility	10,000	—
Repayment of revolving credit facility	(10,000)	—
Payment of contingent consideration	—	(180)
Proceeds from equity issuance	52	42
Royalty stock issuance	639	—
Purchase of treasury stock	(540)	(401)
Net cash used in financing activities	(7,290)	(7,433)
Net increase in cash and cash equivalents	(20,078)	13,863
Cash and cash equivalents at beginning of period	25,588	11,725
Cash and cash equivalents at end of period	$5,510	$25,588

Non-GAAP Financial Measures
Contribution Margin
We also use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and accretion of asset retirement obligations, to measure its financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of the Company’s business such as accounting, human resources, information technology, legal, sales and other administrative activities.
Historically, we have reported production costs and production cost per ton as non-GAAP financial measures. As we expand our logistics activities and continue to sell sand closer to the wellhead, our sand production costs will only be a portion of our overall cost structure.
Gross profit is the GAAP measure most directly comparable to contribution margin. Contribution margin should not be considered an alternative to gross profit presented in accordance with GAAP. Because contribution margin may be defined differently by other companies in the industry, our definition of contribution margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of contribution margin to gross profit.

	Three Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021
	(in thousands)
Revenue	$73,829	$71,592	$35,080
Cost of goods sold	62,657	60,163	39,432
Gross profit	11,172	11,429	(4,352)
Depreciation, depletion, and accretion of asset retirement obligations included in cost of goods sold	6,184	6,340	6,249
Contribution margin	$17,356	$17,769	$1,897
Contribution margin per ton	$14.77	$16.01	$2.18
Total tons sold	1,175	1,110	872

	Year Ended December 31,
	2022	2021
	(in thousands)
Revenue	$255,740	$126,648
Cost of goods sold	226,149	140,384
Gross profit	29,591	(13,736)
Depreciation, depletion, and accretion of asset retirement obligations included in cost of goods sold	25,038	24,258
Contribution margin	$54,629	$10,522
Contribution margin per ton	$12.61	$3.30
Total tons sold	4,333	3,189

EBITDA and Adjusted EBITDA
We define EBITDA as net income, plus: (i) depreciation, depletion and amortization expense; (ii) income tax expense (benefit); (iii) interest expense; and (iv) franchise taxes. We define Adjusted EBITDA as EBITDA, plus: (i) gain or loss on sale of fixed assets or discontinued operations; (ii) integration and transition costs associated with specified transactions; (iii) equity compensation; (iv) acquisition and development costs; (v) non-recurring cash charges related to restructuring, retention and other similar actions; (vi) earn-out, contingent consideration obligations and other acquisition and development costs; and (vii) non-cash charges and unusual or non-recurring charges. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:
•the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;
•the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•our ability to incur and service debt and fund capital expenditures;
•our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods or capital structure; and
•our debt covenant compliance, as Adjusted EBITDA is a key component of critical covenants to the ABL Credit Facility.
We believe that our presentation of EBITDA and Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated.

The following tables present a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated:

	Three Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021
	(in thousands)
Net income (loss)	$2,627	$2,683	$(12,233)
Depreciation, depletion and amortization	6,590	6,705	6,554
Income tax benefit	(923)	831	(2,896)
Interest expense	379	431	460
Franchise taxes	85	77	53
EBITDA	$8,758	$10,727	$(8,062)
Loss (gain) on sale of fixed assets	188	(466)	332
Equity compensation	706	713	883
Royalty stock issuance	639	—	—
Acquisition and development costs (1)	241	97	11
Non-cash impairment loss (2)	—	—	2,170
Cash charges related to restructuring and retention	—	31	—
Accretion of asset retirement obligations	189	189	182
Adjusted EBITDA	$10,721	$11,291	$(4,484)
(1)    Represents costs incurred related to the business combinations and current development project activities.
(2)    The year ended December 31, 2021 represents a write-down of our inventory based on expected yield.

	Year Ended December 31,
	2022	2021
	(in thousands)
Net (loss) income	$(703)	$(50,674)
Depreciation, depletion and amortization	26,521	25,495
Income tax benefit	(3,205)	(9,017)
Interest expense	1,661	2,014
Franchise taxes	353	290
EBITDA	$24,627	$(31,892)
(Gain) loss on sale of fixed assets	(294)	555
Equity compensation	2,729	2,933
Royalty stock issuance	639	—
Employee retention credit	—	(5,026)
Acquisition and development costs (1)	675	28
Non-cash impairment loss (2)	—	2,170
Cash charges related to restructuring and retention of employees	137	9
Accretion of asset retirement obligations	758	740
Adjusted EBITDA	$29,271	$(30,483)

(1)    Represents costs incurred related to the business combinations and current development project activities.
(2)    The year ended December 31, 2021 represents a write-down of our inventory based on expected yield.

Free Cash Flow
Free cash flow, which we define as net cash provided by operating activities less purchases of property, plant and equipment, is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors and commercial banks, to measure the liquidity of our business.
Net cash provided by operating activities is the GAAP measure most directly comparable to free cash flow. Free cash flow should not be considered an alternative to net cash provided by operating activities presented in accordance with GAAP. Because free cash flows may be defined differently by other companies in our industry, our definition of free cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of free cash flow to net cash provided by operating activities.

	Three Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021
	(in thousands)
Net cash provided by (used in) operating activities	$5,589	$10,780	$(5,105)
Purchases of property, plant and equipment	(3,196)	(4,398)	(4,244)
Free cash flow	$2,393	$6,382	$(9,349)

	Year Ended December 31,
	2022	2021
	(in thousands)
Net cash provided by (used in) operating activities	$5,420	$32,438
Acquisition of Blair facility	(6,547)	—
Purchases of property, plant and equipment	(12,731)	(11,220)
Free cash flow	$(13,858)	$21,218

Investor Contacts:
Lee Beckelman
Chief Financial Officer
(281) 231-2660
lbeckelman@smartsand.com